                                                                    EXHIBIT 11.1

                      AWARD SOFTWARE INTERNATIONAL, INC.
                      COMPUTATION OF NET INCOME PER SHARE

                    (In thousands except per share amounts)
                                  (Unaudited)

                                                               Three months
                                                                   ended
                                                                  March 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
Weighted average common shares                                 6,573     5,248
Weighted average common equivalent shares                        910       828
                                                              ------    ------
Total weighted average common and common equivalent shares     7,483     6,076
                                                              ======    ======
Net income                                                    $  926    $  386
                                                              ======    ======
Net income per share                                          $ 0.12    $ 0.06
                                                              ======    ======


NET INCOME PER SHARE

    Net income per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the public offering price) issued by the Company within 12 months prior to the Company's initial public offering filing have been included in the calculation as if they were outstanding for all periods through the effective date of the Company's initial public offering.



                                     23